Exhibit 10.51

Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential Treatment And Was Filed Separately With The Securities And Exchange Commission.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

IMMUNOCELLULAR THERAPEUTICS, LTD.

JHU Agreement: # - A20530

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 (“JHU”) and IMMUNOCELLULAR THERAPEUTICS, LTD., a Delaware corporation having an address at 21900 Burbank Blvd, 3rd Floor, Woodland Hills, CA 91367 (“Company”), with respect to the following:

RECITALS

WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such products or processes; and

WHEREAS, valuable inventions entitled “Development of Mesothelin-Specific Cancer Immunotherapy using an Ascitogenic Ovarian/Peritoneal Tumor Model” and “Control of Human Mesothelin-expressing Tumors By DNA Vaccines” (JHU Ref Nos. C04083 and C10013, respectively) were developed during the course of research conducted by Drs. Tzyy-Choou Wu, Ralph Hruban, Chien-Fu Hung, and Elizabeth Jaffee (all hereinafter, “Inventors”); and

WHEREAS, JHU has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the United States Government, in its interest in said valuable inventions; and

WHEREAS, Company desires to obtain certain rights in such inventions as herein provided, and to commercially develop, manufacture, use and distribute products and processes based upon or embodying said valuable inventions throughout the world;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 “AFFILIATED COMPANY” as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with Company. For purposes of this Paragraph 1.1, control shall mean the direct or indirect ownership of at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock, general partnership or membership interest of such entity.

1.2 “EFFECTIVE DATE” of this Agreement shall mean February 16, 2012.

1.3 “EXCLUSIVE LICENSE” shall mean a grant by JHU to Company of its entire right and interest in the PATENT RIGHTS subject to rights retained by the United States Government, if any, in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at 35 USC § 200 et. seq. and implemented according to 37 CFR Part 401), and subject to the retained right of JHU to make, have made, provide and use for its and The Johns Hopkins Health Systems’ purposes LICENSED PRODUCT(S) and LICENSED SERVICE(S), including the ability to distribute any biological material disclosed and/or claimed in PATENT RIGHTS for nonprofit academic research use to non-commercial entities as is customary in the scientific community.

1.4 “FIRST COMMERCIAL SALE” shall mean, with respect to any LICENSED PRODUCT or LICENSED SERVICE and any country of the world, the first sale of such LICENSED PRODUCT or LICENSED SERVICE under this Agreement by Company, its AFFILIATED COMPANY, or SUBLICENSEE(S) to a non-affiliate third party in such country.

1.5 “LICENSED FIELD” shall mean all mesothelin peptide-based vaccines for cancer treatment and/or prevention, excluding bacteria-based, viral vector-based and nucleic acid-based vaccines for cancer treatment and/or prevention.

1.6 “LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any process or method, material, compositions, drug, or other product, the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a VALID CLAIM of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.7 “LICENSED SERVICE(S)” as used herein in either singular or plural shall mean the performance on behalf of a third party of any method or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a VALID CLAIM of the PATENT RIGHTS, (infringement shall include, but not be limited to, direct, contributory or inducement to infringe).

1.8 “NET SALES” shall mean gross sales revenues and fees received by Company and AFFILIATED COMPANY from the sale of LICENSED PRODUCT(S) less (i) trade discounts allowed, (ii) refunds, returns and recalls granted, and (ii) freight charges and associate insurance, , and sales taxes invoiced to and paid by the purchaser of LICENSED PRODUCT(S). In the event that Company and/or AFFILIATED COMPANY sells a LICENSED PRODUCT(S) in combination with other ingredients or substances or as part of a kit, the NET SALES for purposes of royalty payments shall be based on the sales revenues and fees received from the entire combination or kit.

1.9 “NET SERVICE REVENUES” shall mean gross service revenues and fees billed by Company and AFFILIATED COMPANY for the performance of LICENSED SERVICE(S) less sales and/or use taxes imposed upon and with specific reference to the LICENSED SERVICE(S). In the event that Company and/or AFFILIATED COMPANY sells a LICENSED SERVICE(S) in combination with other services or substances or as part of a kit, the NET SERVICE REVENUES for purposes of royalty payments shall be based on the sales revenues and fees received from the entire combination or kit.

1.10 “PATENT RIGHTS” shall mean the U.S. patent applications listed in Exhibit A of this Agreement, each of which is assigned to JHU, and the inventions disclosed and claimed therein, and all divisions and continuations thereof, all U.S. patents issuing thereon and reissues, reexaminations, renewals and extensions thereof, any corresponding foreign patent applications, and any patents, or other equivalent foreign patent rights issuing, granted or registered thereon. Upon the written request of Company, JHU shall (or JHU shall instruct its outside legal counsel to) provide to Company a complete listing of the issued and applied-for PATENT RIGHTS outstanding at the time, including the status of any applications, divisions, continuations, reexaminations, reissues, renewals, or registrations then outstanding.

1.11 “PHASE I CLINICAL TRIAL” shall mean a human clinical trial, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients as required in 21 C.F .R. § 312 (a), or a similar clinical study prescribed by the regulatory authorities in a market other than the United States.

1.12 “PHASE II CLINICAL TRIAL” shall mean a human clinical trial, for which a primary endpoint is a preliminary determination of efficacy or dose ranges in patients with the disease target being studied as required in 21 C.F .R. § 312.2 1 (b), as may be amended from time to time, or a similar clinical study prescribed by the regulatory authorities in a market other than the United States.

1.13 “PHASE III CLINICAL TRIAL” shall mean an expanded pivotal human clinical trial performed after preliminary evidence suggesting effectiveness has been obtained from a PHASE II CLINICAL TRIAL, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship and to provide an adequate basis for physician labeling as required in 21 C.F .R. § 312.21 (c), or a similar clinical study prescribed by the regulatory authorities in a market other than the United States.

1.14 “REGULATORY APPROVAL” shall mean all approvals, including licenses, registrations, and authorizations, of all governmental agencies in a country necessary for the manufacture, use or sale of a LICENSED PRODUCT or LICENSED SERVICE in the applicable country. As used herein, REGULATORY APPROVAL shall not include pricing or reimbursement approval.

1.15 “SUBLICENSEE(S)” as used herein in either singular or plural shall mean any person or entity other than an AFFILIATED COMPANY to which Company has granted a sublicense under this Agreement. SUBLICENSEE(S) shall also include any person or entity to which Company’s SUBLICENSEE(S) has granted a sublicense subject to JHU’s approval.

1.16 “VALID CLAIM” shall mean a claim of any (i) unexpired United States or foreign issued patent or (ii) pending patent application within PATENT RIGHTS that shall not have been dedicated to the public, disclaimed, nor held invalid or unenforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision.

ARTICLE 2

LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, JHU hereby grants to Company an EXCLUSIVE LICENSE to make, have made, develop, use, import, offer for sale and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the United States and worldwide under the PATENT RIGHTS in the LICENSED FIELD. This Grant shall apply to the Company and any AFFILIATED COMPANY, except that any AFFILIATED COMPANY shall not have the right to sublicense others as set forth in Paragraph 2.2 below. If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between JHU and the AFFILIATED COMPANY. In addition, Company shall remain fully liable to JHU for all acts and obligations of AFFILIATED COMPANY such that acts of the AFFILIATED COMPANY shall be considered acts of the Company.

2.2 Sublicense. Company may sublicense the rights granted by JHU under Paragraph 2.1 to others under this Agreement, subject to the terms and conditions of this Paragraph 2.2. Company may extend the right to further sublicense the rights granted by JHU under Paragraph 2.1 to its SUBLICENSEE(S), subject to JHU prior written approval, not to be unreasonably withheld, and further subject to the terms and conditions of this Paragraph 2.2. As a condition to its validity and enforceability, each sublicense agreement shall: (a) incorporate by reference the terms and conditions of this Agreement, (b) be consistent with the terms, conditions and limitations of this Agreement, (c) name JHU as an intended third party beneficiary of the obligations of SUBLICENSEE without imposition of obligation or liability on the part of JHU or its Inventors to the SUBLICENSEE, and (d) specifically incorporate Paragraphs 6.2 “Representations by JHU”, 7.1 “Indemnification”, 10.1 “Use of Name”, 10.4 “Product Liability” into the body of the sublicense agreement, and cause the terms used in therein to have the same meaning as in this Agreement. Company and its SUBLICENSEE(S) shall provide to JHU each proposed sublicense agreement, executed by both Company and SUBLICENSEE. To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against JHU

2.3 Government Rights. The United States Government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in PATENT RIGHTS throughout the world. The rights granted herein are additionally subject to: (i) the requirement that any LICENSED PRODUCT(S) produced for use or sale within the United States shall be substantially manufactured in the United States (unless a waiver under 35 USC § 204 or equivalent is granted by the appropriate United States government agency), (ii) the right of the United States government to require JHU, or its licensees, including Company, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (iii) other rights acquired by the United States government under the laws and regulations applicable to the grant/contract award under which the inventions were made.

ARTICLE 3

FEES, ROYALTIES, & PAYMENTS

3.1 License Fee. Company shall pay to JHU a license fee as set forth in Exhibit B (the “License Fee”). The license fee is nonrefundable and shall not be credited against royalties or other fees. Company’s obligation to pay the License Fee shall survive termination of this Agreement.

3.2 Milestones License Fees. In addition to the License Fee as set forth in Paragraph 3.1, Company shall pay to JHU for certain milestone license fees for the achievement of the applicable milestones by Company, AFFILIATED COMPANIES or SUBLICENSEES, as set forth in Exhibit B (the “Milestone License Fees”). For those milestones achieved by Company or AFFILIATED COMPANIES, Company shall pay to JHU the applicable Milestone License Fee(s) within thirty (30) days of such achievement, and for those milestones achieved by SUBLICENSEES, Company shall pay to JHU the applicable Milestone License Fee(s) within forty-five (45) days of such achievement.

3.3 Minimum Annual Royalties. Company shall pay to JHU minimum annual royalties as set forth in Exhibit B. These minimum annual royalties shall be due, without invoice from JHU, within thirty (30) days of each anniversary of the EFFECTIVE DATE beginning with the first anniversary following the issuance of the first U.S. patent within PATENT RIGHTS claiming a therapeutic product or method. Running royalties accrued under Paragraph 3.4 and paid to JHU during the one (1) year period preceding an anniversary of the EFFECTIVE DATE shall be credited against the minimum annual royalties due on that anniversary date. In the event that a milestone is achieved and a Milestone Licensee Fee is paid to JHU as set forth in Paragraph 3.2, no minimum annual royalties shall be due and payable to JHU in the same year as such Milestone License Fee is received by JHU.

3.4 Running Royalties. Company shall pay to JHU a running royalty as set forth in Exhibit B, for each LICENSED PRODUCT(S) sold, and for each LICENSED SERVICE(S) provided, by Company and AFFILIATED COMPANIES, based on NET SALES and NET SERVICE REVENUES for the term of this Agreement. Such payments shall be made within sixty (60) days of the end of each calendar quarter following FIRST COMMERCIAL SALE of LICENSED PRODUCT or providing LICENSED SERVICES. All non-US taxes related to LICENSED PRODUCT(S) or LICENSED SERVICE(S) sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU. If Company is required by law to withhold non-US taxes, JHU will provide reasonable assistance to Company in its efforts to file such requests as are available under the regulations applicable to the jurisdiction and the taxing agency to eliminate the withholding and/or qualify the royalty payments made hereunder for reduced rates of income tax withholding under any applicable income tax treaty.

In order to insure JHU the full royalty payments contemplated hereunder, Company agrees that in the event any LICENSED PRODUCT(S) shall be sold to an AFFILIATED COMPANY or SUBLICENSEE(S) or to a corporation, firm or association with which Company shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such LICENSED PRODUCT(S) shall be based upon the greater of: 1) the net selling price (per NET SALES) at which the purchaser of LICENSED PRODUCT(S) resells such product to the end user, 2) the NET SERVICE REVENUES received from using the LICENSED PRODUCT(S) in providing a service, 3) the fair market value of the LICENSED PRODUCT(S) or 4) the net selling price (per NET SALES) of LICENSED PRODUCT(S) paid by the purchaser.

3.5 Sublicense Consideration. In addition to the running royalty as set forth under Paragraph 3.4, Company shall pay to JHU a percentage of consideration received for sublicenses granted under this Agreement as set forth in Exhibit B. This sublicense consideration shall be due, without the need for invoice from JHU, within forty-five (45) days of the effective date of each sublicense agreement. Such consideration shall mean consideration of any kind received by the Company or AFFILIATED COMPANIES from a SUBLICENSEE(S) for the grant of a sublicense under this Agreement, including (i) amounts paid to Company or an AFFILIATED COMPANY by the SUBLICENSEE(S) for running royalties on sales of LICENSED PRODUCT(S) and LICENSED SERVICE(S) (hereinafter referred to as “Royalty Sublicense Consideration”) and (ii) upfront fees, milestone fees, any premium paid by the SUBLICENSEE(S) over Fair Market Value for stock of the Company or an AFFILIATED COMPANY in consideration for such sublicense, and any other sublicensing revenue (hereinafter referred to as “Non-royalty Sublicense Consideration”). However, not included in such Non-royalty Sublicense Consideration are amounts paid to the Company or an AFFILIATED COMPANY by the SUBLICENSEE(S) for product development, research work, clinical studies and regulatory approvals performed by or for the Company or AFFILIATED COMPANIES (including third parties on their behalf), each pursuant to a specific agreement including a performance plan and commensurate budget, and equity investments at Fair Market Value. The term “Fair Market Value” shall mean the average price that the stock in question is publicly trading at for twenty (20) days prior to the announcement of its purchase by the SUBLICENSEE(S) or if the stock is not publicly traded, the value of such stock as determined by the most recent private financing through a financial investor (an entity whose sole interest in the Company or AFFILIATED COMPANY is financial) of the Company or AFFILIATED COMPANY that issued the shares.

3.6 Patent Reimbursement. Company will reimburse JHU for the unreimbursed, reasonable past costs associated with preparing, filing, maintaining and prosecuting PATENT RIGHTS within the LICENSED FIELD, not to exceed [***] and excluding all costs previously paid by another licensee (hereinafter referred to as “Past Patent Expenses”). Company shall reimburse JHU within thirty (30) days after the EFFECTIVE DATE of this Agreement and receipt of an invoice from JHU for Past Patent Expenses. In accordance with Paragraph 4.1 below, Company will reimburse JHU, within thirty (30) days of the receipt of an invoice from JHU, for all reasonable costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred subsequent to the EFFECTIVE DATE of this Agreement consistent with a mutually-acceptable budget (hereinafter referred to as “Future Patent Expenses”. Future Patent Expenses shall be prorated by the number of licensees reimbursing JHU for such costs. JHU will provide a cost estimate for work to prepare, file, maintain and/or prosecute patents and/or patent applications within the PATENT RIGHTS. In the event that it does not reimburse such costs in a timely fashion, Company will pay a reasonable retainer, consistent with the cost estimate provided by JHU, for each new matter or action to prepare, file, maintain and/or prosecute patents and/or patent applications within the PATENT RIGHTS.

3.7 Form of Payment. All payments under this Agreement shall be made in U.S. Dollars by either check or wire transfer.

3.8 Payment Information. All check payments from Company to JHU shall be sent to:

Executive Director

Johns Hopkins Technology Transfer

The Johns Hopkins University

100 N. Charles Street, 5th Floor

Baltimore, MD 21201

Attn: JHU Agreement # A20530

or such other addresses which JHU may designate in writing from time to time. Checks are to be made payable to “The Johns Hopkins University”.

Wire transfers may be made through:

ACH information for U.S. payments:

Johns Hopkins University Central Lockbox

[***]

FED WIRE for international payments:

Johns Hopkins University Central Lockbox

[***]

Company shall be responsible for any and all costs associated with wire transfers. Company shall provide JHU with the date of wire transfer payment and ACH confirmation number upon completion of such payment.

3.9 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of six percent (6%), the interest being compounded on the last day of each calendar year. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Paragraph 9.2.

3.10 Invoices. Any invoice for payments sent by JHU to Company may be electronically provided by e-mail service. JHU will send invoices to an e-mail address provided by Company. Company will provide JHU with any updates to this e-mail address.

ARTICLE 4

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1 Prosecution & Maintenance. JHU, at Company’s expense, shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS in the LICENSED FIELD and, subject to the terms and conditions of this Agreement, Company shall be licensed thereunder. Title to all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS, provided however, that JHU shall (a) cause its patent counsel to timely copy Company on all official actions and written correspondence with any patent office, and (b) allow Company an opportunity to comment and advise JHU. JHU shall consider and reasonably incorporate all comments and advice. By concurrent written notification to JHU and its patent counsel at least thirty (30) days in advance (or later at JHU’s discretion) of any filing or response deadline, or fee due date, Company may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that Company pays for all costs incurred up to JHU’s receipt of such notification. Failure to provide such notification can be considered by JHU to be Company’s authorization to proceed at Company’s expense. Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights or license granted hereunder held by Company, AFFILIATED COMPANIES or SUBLICENSEE(S) relating to the PATENT RIGHTS which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate.

4.2 Notification. Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

4.3 Infringement. Company shall have the first right to enforce any patent within PATENT RIGHTS in the LICENSED FIELD against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. Before Company commences an action with respect to any infringement of such patents, Company shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue. Thereafter, Company may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Paragraph 4.5. However, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of JHU, which consent shall not be unreasonably withheld. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU shall reasonably cooperate in any such litigation at Company’s expense.

If Company elects not to enforce any patent within the PATENT RIGHTS in the LICENSED FIELD, then it shall so notify JHU in writing within ninety (90) days of receiving notice that an infringement exists, and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

4.4 Patent Invalidity Suit. If a declaratory judgment action is brought naming Company as a defendant and alleging invalidity of any of the PATENT RIGHTS, JHU may elect to take over the sole defense of the action at its own expense. Company shall cooperate fully with JHU in connection with any such action.

4.5 Recovery. Any recovery by Company under Paragraph 4.3 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU [***] of the recovery net of all reasonable costs and expenses associated with each suit or settlement. If the cost and expenses exceed the recovery, then [***] of the excess shall be credited against royalties payable by Company to JHU hereunder in connection with sales of LICENSED PRODUCT covered in the PATENT RIGHTS which are the subject of the infringement suit, in the country of such legal proceedings, provided, however, that any such credit under this Paragraph 4.5 shall not exceed [***] of the royalties otherwise payable to JHU with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

ARTICLE 5

OBLIGATIONS OF THE PARTIES

5.1 Reports. Company shall provide to JHU the following written reports according to the following schedules:

(a) Until Company, an AFFILIATED COMPANY or a SUBLICENSEE(S) has achieved a FIRST COMMERCIAL SALE of a LICENSED PRODUCT or LICENSED SERVICE, Company shall provide Semi-Annual Diligence Reports, due within sixty (60) days of the end of every June and December following the EFFECTIVE DATE of this Agreement. These Semi-Annual Diligence Reports shall describe Company’s, AFFILIATED COMPANIES’, or any SUBLICENSEE(S)’ technical efforts towards meeting its obligations under the terms of this Agreement.

(b) Upon achieving a FIRST COMMERCIAL SALE of a LICENSED PRODUCT or LICENSED SERVICE, Company shall provide Royalty Reports, substantially in the format of Exhibit C accompanying each running royalty payment under Paragraph 3.4 of this Agreement. Royalty Reports shall disclose the amount of LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company and AFFILIATED COMPANIES thereof.

(c) Company shall provide Annual Reports within sixty (60) days of the end of every December following the EFFECTIVE DATE of this Agreement. Annual Reports shall include:

(i) evidence of insurance as required under Paragraph 10.4, or, a statement of why such insurance is not currently required;

(ii) identification of all AFFILIATED COMPANIES which have exercised rights pursuant to Paragraph 2.1, or, a statement that no AFFILIATED COMPANY has exercised such rights;

(iii) notice of all FDA approvals of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) obtained by COMPANY, AFFILIATED COMPANY or SUBLICENSEE, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained; and

(iv) Notification of any change of control, name change or other significant change in Company status that related to this Agreement, if not previously provided to JHU.

(d) In lieu of sending reports to JHU via mail or via courier under this Paragraph 5.1, Company may electronically submit all required reports to an e-mail address specified by JHU.

5.2 Records. Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon ten (10) business days’ written notice to Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to or more than the greater of five percent (5%) of such payment or ten thousand dollars ($10,000), such costs shall be borne by Company. As a condition to entering into any such agreement, Company shall include in any agreement with its AFFILIATED COMPANIES or its SUBLICENSEE(S) which permits such party to make, use, sell or import the LICENSED PRODUCT(S) or provide LICENSED SERVICE(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and records of LICENSED SERVICE(S) and other information as required in Paragraph 5.1 and permit JHU to inspect such records as required by this Paragraph 5.2.

5.3 Best Efforts. Company shall exercise commercially reasonable efforts to develop and to introduce the LICENSED PRODUCT(S) and LICENSED SERVICE(S) into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration or termination of this Agreement, Company shall endeavor to keep LICENSED PRODUCT(S) and LICENSED SERVICE(S)

reasonably available to the public. Company shall also exercise reasonable efforts to develop LICENSED PRODUCT(S) suitable for different indications within the LICENSED FIELD, so that the PATENT RIGHTS can be commercialized as broadly and as speedily as good scientific and business judgment would deem possible.

5.4 Developmental Obligations. Best efforts shall be demonstrated, among other ways, by the achievement of the following diligence milestones:

Event	Date
(i) Initiation of PHASE I CLINICAL TRIAL	July 1, 2013
(ii) Initiation of PHASE II CLINICAL TRIAL	July 1, 2016

With regard to the diligence milestone specified in Paragraph 5.4(i), Company may extend such milestone by one (1) year with written notice to JHU prior to the due date thereof specified in Paragraph 5.4(i) and upon paying JHU a non-creditable, nonrefundable fee of [***] within thirty (30) days after such notice. The Company may extend the milestone for an additional one (1) year period by written notice to JHU prior to expiration of the initial one (1) year extension period and payment to JHU of a non-creditable, non-refundable fee of [***] within thirty (30) days after such written notice.

With regard to the diligence milestone specified in Paragraph 5.4(ii), Company may extend such milestone by one (1) year with written notice to JHU prior to the due date thereof specified in Paragraph 5.4(i) and upon paying JHU a non-creditable, nonrefundable fee of [***] within thirty (30) days after such notice. The Company may extend the milestone for an additional one (1) year period by written notice to JHU prior to expiration of the initial one (1) year extension period and payment to JHU of a non-creditable, non-refundable fee of [***] within thirty (30) days after such written notice.

Company shall provide JHU with notice, as provided hereunder in Paragraph 10.6, within thirty (30) days of achieving each diligence milestone.

5.5 Other Products. After clinical evidence, provided in writing by JHU or by another party, to Company, demonstrating the practicality of a particular market or use within the LICENSED FIELD which is not being developed or commercialized by Company, Company shall either provide JHU with a reasonable development plan and start development or attempt to reasonably sublicense the particular market or use to a third party. For the purpose of clarity, the parties agree that attempts by Company to sublicense all markets or uses granted under this Agreement as a package of rights shall be considered a reasonable attempt to sublicense the particular market or use. If within nine (9) months of such notification by JHU, Company has not attempted in good faith to initiate such development efforts or sublicensed that particular market or use, JHU may terminate this license for such particular market or use. This Paragraph 5.5 shall not be applicable if Company reasonably demonstrates to JHU that commercializing such LICENSED PRODUCT(S) or LICENSED SERVICE(S) or granting such a sublicense in said market or use would have a potentially adverse commercial effect upon marketing or sales of the LICENSED PRODUCT(S) or LICENSED SERVICE(S) developed and being sold by Company, its AFFILIATED COMPANIES or SUBLICENSEES.

5.6 Patent Acknowledgement. Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country’s patent laws.

ARTICLE 6

REPRESENTATIONS

6.1 Duties of the Parties. JHU is not a commercial organization. It is an institute of research and education. Therefore, JHU has no ability to evaluate the commercial potential of any PATENT RIGHTS, LICENSED PRODUCT or LICENSED SERVICE or other license or rights granted in this Agreement. It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any PATENT RIGHTS, its freedom to operate, and the value of any LICENSED PRODUCTS or LICENSED SERVICES or other rights granted.

6.2 Representations by JHU. JHU warrants that it has good and marketable title to its interest in the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of the United States Government, which may apply if any part of the JHU research was funded in whole or in part by the United States Government. JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.2, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE PATENT RIGHTS ARE PROVIDED “AS IS”, AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR LICENSED SERVICE(S) AS DEFINED IN THIS AGREEMENT.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. JHU and the Inventors will have no legal liability exposure to third parties if JHU does not license the LICENSED PRODUCT(S) and LICENSED SERVICE(S), and any royalties JHU and the Inventors may receive is not adequate compensation for such legal liability exposure. Therefore, JHU requires Company to protect JHU and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU and Inventors. Furthermore, JHU and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICE(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S) and LICENSED SERVICE(S). Therefore, Company, AFFILIATED COMPANY and SUBLICENSEE shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. Practice of the inventions covered by LICENSED PRODUCT(S) and LICENSED SERVICE(S), by an AFFILIATED COMPANY or an agent or a SUBLICENSEE(S) or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT(S) and LICENSED SERVICE(S) from Company, shall be considered Company’s practice of said inventions for purposes of this Paragraph 7.1. The obligation of Company to defend and indemnify as set out in this Paragraph 7.1 shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an AFFILIATED COMPANY or SUBLICENSEE, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. If necessary, the parties will exchange information, which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. The information may also be disclosed or revealed to funding sponsors as required by obligations imposed on JHU by a funding sponsor pursuant to an executed funding agreement with JHU, providing that confidentiality of information provided is maintained for a certain period. The information may also be disclosed by Company to potential investors, strategic partners, or acquirers, provided that such third parties have entered into a secrecy agreement with Company under which such third parties are required to maintain confidential the proprietary information of JHU and that the information shall be treated accordingly.

The obligations of this Paragraph 8.1 shall also apply to AFFILIATED COMPANIES and/or SUBLICENSEE(S) provided such information by Company. JHU’s, Company’s, AFFILIATED COMPANIES’ and SUBLICENSEES’ obligations under this Paragraph 8.1 shall extend until three (3) years after the termination of this Agreement.

8.2 Exceptions. The recipient’s obligations under Paragraph 8.1 shall not extend to any part of the information:

a.	that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

b.	that can be demonstrated, from written records to have been in the recipient’s possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

c.	that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

d.	that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party; or

e.	that is required to be disclosed by law, government regulation or court order.

8.3 Right to Publish. JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided confidential information of Company as defined in Paragraph 8.1, is not included or without first obtaining approval from Company to include such confidential information. Otherwise, JHU and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the licensed technology without prior approval.

ARTICLE 9

TERM & TERMINATION

9.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue then for a term of ten (10) years from the EFFECTIVE DATE of this Agreement.

9.2 Termination By Either Party. This Agreement may be terminated by either party, in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its material obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within sixty (60) days. The foregoing notwithstanding, in the event that Company fails to make any undisputed payment due under this Agreement, JHU shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Company, unless Company makes such payment within said thirty-day period. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

9.3 Termination by Company. Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU ninety (90) days written notice.

9.4 Obligations and Duties upon Termination. If this Agreement is terminated or expires, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon expiration or termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party. Expiration or termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such expiration or termination. Expiration or termination shall not affect JHU’s right to recover unpaid royalties, fees, reimbursement for patent expenses, or other forms of financial compensation incurred prior to expiration or termination. Upon expiration or termination, Company shall submit a final royalty report to JHU and any royalty payments, fees, unreimbursed patent expenses and other financial compensation due JHU shall become immediately payable. Furthermore, upon expiration or termination of this Agreement, all rights in and to the licensed technology shall revert immediately to JHU at no cost to JHU. Upon termination of this Agreement, any SUBLICENSEE(S) shall become a direct licensee of JHU, provided that JHU’s obligations to SUBLICENSEE(S) are no greater than JHU’s obligations to Company under this Agreement. Company shall provide written notice of such to each SUBLICENSEE(S) with a copy of such notice provided to JHU.

9.5 Sell-Off Period. For a period of ninety (90) days following the effective termination of this Agreement by Company pursuant to Paragraph 9.2 or 9.3, Company has the non-exclusive right to sell LICENSED PRODUCT(S) that were manufactured or ordered prior to effective date of termination. Such sales will be subject to all provisions of this Agreement, including an accounting for and the payment of a running royalty thereon. Such accounting and payment shall be due within thirty (30) days after the close of the ninety (90) day period.

ARTICLE 10

MISCELLANEOUS

10.1 Use of Name. Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. In the event Company believes it is under a legal obligation to use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors, Company shall notify JHU and Company shall use only the following language: “Company received an exclusive license to The Johns Hopkins University’s rights in and to the inventions disclosed and claimed in U.S. Patent Applications Serial Nos. 12/210,604, 12/049,763, and 13/293,357.” All other proposed use by Company will be submitted for prior review and approval by JHU. Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least seven (7) business days notice of any proposed public disclosure for JHU’s review and comment or to provide written consent.

10.2 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.3 Notice of Claim. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

10.4 Product Liability. Prior to initial human testing or FIRST COMMERCIAL SALE of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) as the case may be in any particular country, Company shall establish and maintain, in each country in which Company, an AFFILIATED COMPANY or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S) and LICENSED SERVICE(S), product liability or other appropriate insurance coverage in the minimum amount of (i) five million dollars ($5,000,000) per claim upon initiation of human testing and through PHASE II CLINICAL TRIAL(S), and (ii) ten million dollars ($10,000,000) per claim during PHASE III CLINICAL TRIAL(S) and thereafter for subsequent clinical studies and after FIRST COMMERCIAL SALE. Company will annually present evidence to JHU that such coverage is being maintained. Upon JHU’s request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Company’s said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

10.5 Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Maryland. Both parties agree to waive their right to a jury trial.

10.6 Notice. All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Company:	CEO and President Manish Singh, Ph.D. Immunocellular Therapeutics Ltd. 21900 Burbank Blvd, 3rd Floor Woodland Hills, CA 91367

If to JHU:	Executive Director Johns Hopkins Technology Transfer The Johns Hopkins University 100 N. Charles Street 5th Floor Baltimore, MD 21201 Attn: Agreement # A20530

10.7 Compliance with All Laws. In all activities undertaken pursuant to this Agreement, both JHU and Company covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with any sale of substantially all of its assets or in connection with the asset sale or merger of the business unit which is developing LICENSED PRODUCT(S) and/or LICENSED SERVICE(S) without the consent of the other; provided that: (a) any such assignee shall agree in writing to be bound by the terms and conditions of this Agreement; and (b) the assigning party shall notify the other party of any such assignment. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.9 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.10 Entire Agreement; Amendment. Company and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.11 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12 Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than one hundred eighty (180) days.

10.13 Further Assurances. Each party shall, at any time, and from time to time, prior to or after the EFFECTIVE DATE of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

10.14 Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include Paragraphs 3.9 (Late Payments), 5.2 (Records), and Articles 6, 7, 8, 9, and 10.

10.15 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.16 Headings. Article headings are for convenient reference and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

[Signatures on following page.]

IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY	IMMUNOCELLULAR THERAPEUTICS, LTD.

/s/ Wesley D. Blakeslee, J.D.	/s/ Manish Singh, Ph.D.
Wesley D. Blakeslee, J.D.	Manish Singh, Ph.D.
Executive Director	CEO and President
Johns Hopkins Technology Transfer	Immunocellular Therapeutics Ltd.

2/23/2012	2/17/2012
(Date)	(Date)

EXHIBIT A. PATENT RIGHTS

EXHIBIT B. LICENSE FEE & ROYALITIES.

EXHIBIT C. SALES & ROYALTY REPORT FORM.

EXHIBIT A

PATENT RIGHTS

JHU Ref. #	Patent Appl. Number	Patent Type	Appl. Date	Patent Issue Number	Issue Date	Country
P04083-02	60/395,556	Provisional	12-Jul-2002	N/A	N/A	United States
	60/398,217	Provisional	24-Jul-2002	N/A	N/A	United States
	60/414,931	Provisional	30-Sep-2002	N/A	N/A	United States
P04083-01	60/475,783	Provisional	5-Jun-2003	N/A	N/A	United States
P10013-01	60/918,267	Provisional	15-Mar-2007	N/A	N/A	United States
P04083-11	12/210,604	Continuation	15-Sep-2008			United States
P10013-02	12/049,763	Continuation-in-part	17-Mar-2008			United States
P04083-12	13/293,357	Continuation	10-Nov-2011			United States

EXHIBIT B

LICENSE FEE & ROYALTIES

1. License Fee. The License Fee due under Paragraph 3.1 is [***] in cash and Company stock ([***] in cash and shares of Company’s common stock with a value at the time of issuance of [***]). The License Fee shall be payable pursuant to the following schedule:

(i)	[***] paid as [***] in cash and shares of Company stock with a value of [***] within thirty (30) days of the EFFECTIVE DATE of this Agreement; and

(ii)	[***] paid as [***] in cash and shares of Company stock with a value of [***] upon issuance of the first U.S. patent within PATENT RIGHTS claiming a therapeutic product or method.

2. Milestone License Fees. The Milestone License Fees due under Paragraph 3.2 for each LICENSED PRODUCTS or LICENSED SERVICES developed by Company, AFFILIATED COMPANIES, or SUBLICENSEES are as follows:

(i)	[***] upon dosing of the first patient in a PHASE II CLINICAL TRIAL (or foreign equivalent) at a site other than JHU; and

(ii)	[***] upon dosing of the first patient in a PHASE III CLINICAL TRIAL (or foreign equivalent) at a site other than JHU; and

(iii)	[***] upon receipt of REGULATORY APPROVAL to market a LICENSED PRODUCT in the United States; and

(iv)	[***] upon first achieving [***] in combined annual NET SALES and NET SERVICES REVENUES; and

(v)	[***] upon first achieving [***] in combined annual NET SALES and NET SERVICES REVENUES.

3. Minimum Annual Royalties. Commencing on the first anniversary of the EFFECTIVE DATE following the issuance of the first U.S. patent within PATENT RIGHTS claiming a therapeutic product or method, the minimum annual royalties pursuant to Paragraph 3.3 are:

Anniversary following patent issuance	Amount
1	[	***]
2	[	***]
3	[	***]
4	[	***]
5	[	***]
6	[	***]
7	[	***]
8 and each additional anniversary during the Term of this Agreement	[	***]

4. Royalties. The running royalty rate payable under Paragraph 3.4 is [***].

5. Sublicense consideration. The percent sublicense consideration payable under Paragraph 3.5 is as follows:

(i)	[***] of all Royalty Sublicense Consideration; and

(ii)	Non-royalty Sublicense Consideration as set forth below:

(a)	[***] of Non-royalty Sublicense Consideration that Company or an AFFILIATED COMPANY receives under any sublicense agreement executed prior to dosing of the first patient in the first PHASE II CLINICAL TRIAL;

(b)	[***] of Non-royalty Sublicense Consideration that Company or an AFFILIATED COMPANY receives under any sublicense agreement executed after dosing the first patient in a PHASE II CLINICAL TRIAL and prior to dosing of the first patient in the first PHASE III CLINICAL TRIAL; and

(c)	[***] of Non-royalty Sublicense Consideration that Company or an AFFILIATED COMPANY receives under any sublicense agreement executed after dosing of the first patient in a PHASE III CLINICAL TRIAL.

In the event that Company sublicenses JHU’s PATENT RIGHTS together with patent rights owned by a third party as part of a combination vaccine and Company is required to pay a portion of sublicensing revenue to a third party under a third party license for such patent rights, the share of Non-royalty Sublicense Consideration above shall be abatable by up to [***] of the share paid to the third party(ies), provided that the share of Non-royalty Sublicense Consideration payable to JHU shall not drop below [***] of the share calculated before the abatement or [***] of total Non-royalty Sublicense Consideration received by Company.

EXHIBIT C

QUARTERLY SALES & ROYALTY REPORT

FOR EXCLUSIVE LICENSE AGREEMENT

BETWEEN

IMMUNOCELLULAR THERAPEUTICS, LTD. AND

THE JOHNS HOPKINS UNIVERSITY

EFFECTIVE DATE February 16, 2012

FOR PERIOD OF              TO

TOTAL ROYALTIES DUE FOR THIS PERIOD $

PRODUCT ID	PRODUCT NAME	*JHU REFERENCE	1st COMMERCIAL SALE DATE	TOTAL NET SALES/SERVICES	ROYALTY RATE	AMOUNT DUE

*	Please provide the JHU Reference Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on Company letterhead and accompany any royalty payments due for the reporting period. This report shall be submitted even if no sales are reported.